UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)

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B/E Aerospace, Inc.
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July 14, 2016

Supplemental Proxy Materials for the 2016 Annual Meeting of Stockholders – July 28, 2016

Dear Stockholder:

By now you should have received the Company’s Notice of our 2016 Annual Meeting of Stockholders and corresponding Proxy Statement (the “Proxy”). You can also view our Proxy at http://investor.beaerospace.com/phoenix.zhtml?c=78014&p=irol-reports.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals.  In particular, we want to request your support on Proposal No. 2:  Advisory Vote on Executive Compensation, also known as “Say on Pay.”

Proposal No. 2:  Advisory Vote on Executive Compensation

As we disclosed in the Proxy and have discussed separately with many of you, our Compensation Committee took very seriously the unfavorable level of support we received in 2015 on our Say on Pay proposal, and undertook prompt and decisive efforts to better understand our stockholders’ concerns and realign our executive compensation program to be responsive to the feedback we received both from stockholders and from the proxy advisory firms. In addition to our extensive stockholder outreach and engagement, the Compensation Committee retained a new independent compensation consulting firm, Pearl Meyer, to provide the Committee with insights on current pay practices and assist it in formulating new executive incentive arrangements. As the result of this rigorous and deliberative process overseen by the Compensation Committee, during 2015 and continuing into this year, we designed, adopted and implemented a new, comprehensive executive compensation program that is directly responsive to input from our key stakeholders.

Since the mailing of our Proxy, we have received additional feedback on our executive compensation program from our stockholders and proxy advisory firms. The overwhelming majority of this feedback has been supportive. The principal proxy advisory firms have issued reports containing their detailed analyses of the program in connection with their Say on Pay recommendations. We welcome and appreciate this feedback as we do the recent input from our stockholders.

Based upon their assessments and other feedback, we thought it was beneficial to reaffirm and better clarify certain key features of our new compensation program. We ask that you please read the information below to better appreciate some aspects of our new executive compensation program.

Reduction in Targeted Total Direct Compensation (TDC). Under our new executive compensation program, we have reduced targeted TDC from the 75th percentile of our peer group to the 50th percentile, with target annual incentive levels also set at the 50th percentile of our peer group. Actual payouts will fluctuate based on both absolute and relative performance consistent with best practices.

Use of Absolute Metrics.  Our 2016 annual incentive plan utilizes both an absolute performance metric as well as relative metrics. As described in our Proxy, the plan employs three different equally weighted financial metrics in determining 70% of the ultimate award (EBIT margin, EPS growth and return on invested capital (ROIC)), with the remaining 30% contingent on the achievement of strategic and operational initiatives. Achievement of the financial metrics is measured on a relative basis to our peer group in the case of EBIT margin and ROIC, but is determined on an absolute basis in the case of EPS growth.

Consideration of Adjustments in Peer Performance.  In determining our achievement of relative performance against our peer group in various financial metrics used in our incentive compensation plans, it has been and will continue to be our practice to endeavor to normalize relative peer group performance by obtaining publicly available information concerning one time or extraordinary charges or other items at our peers, and adjusting their performance to reflect those charges and items in the same manner and to the same extent that we would adjust our own performance for compensation purposes. In this way, to the greatest extent possible we determine our relative performance in a true “apples to apples” fashion.

We also encourage you to read the Proxy for more information regarding the reasons the Board is recommending a vote “FOR” Proposal No. 2.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations.

Sincerely,

Amin J. Khoury
Executive Chairman

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